Exhibit 5.1

Fulbright & Jaworski L.L.P.
A Registered Limited Liability Partnership
2200 Ross Avenue, Suite 2800
Dallas, Texas  75201-2784
www.Fulbright.com

December 11, 2009

Magnum Hunter Resources Corporation
777 Post Oak Boulevard, Suite 910
Houston, Texas 77056

Re:  Registration of Securities of Magnum Hunter Resources Corporation.

Ladies and Gentlemen:

At your request, we have examined the Registration Statement (the “Registration Statement”) on Form S-3 (File No. 333-161937) of Magnum Hunter Resources Corporation, a Delaware corporation (the “Company”), that became effective on October 15, 2009, the related base prospectus, which forms a part of and is included in the Registration Statement, and the prospectus supplement filed with the Securities and Exchange Commission (the “Commission”) on December 11, 2009 (collectively, the “Prospectus”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration under the Securities Act of the offer and sale to Wunderlich Securities, Inc. (the “Underwriter”) of an aggregate of 214,950 shares (such shares, the “Preferred Shares”) of the Company’s 10.25% Series C Cumulative Perpetual Preferred Stock, par value $0.01 per share and liquidation preference $25.00 per share (the “Series C Preferred Stock”), and, at the election of the Underwriter, up to 32,242 additional shares of the Series C Preferred Stock.  The Preferred Shares have been offered and sold pursuant to an underwriting agreement, dated December 9, 2009, between the Company and the Underwriter (the “Underwriting Agreement”), and the Certificate of Designation of Rights and Preferences with respect to the Series C Preferred Stock, adopted by the Company’s Board of Directors on December 9, 2009 (the “Certificate of Designation”).

We are of the opinion that the Preferred Shares are duly authorized and, upon payment for and delivery of the Preferred Shares in accordance with the Underwriting Agreement, the Registration Statement, the Prospectus, and the Certificate of Designation, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission on the date hereof and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.  By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Respectfully submitted,

/s/ FULBRIGHT & JAWORSKI L.L.P.
FULBRIGHT & JAWORSKI L.L.P.